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                                                                   EXHIBIT 99


                                TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                              CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                              (Unaudited)



                                                                                              Twelve Months Ended
                                                                                              September 30, 2003
                                                                                              -------------------
                                                                                             (millions of dollars)
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Operating revenues........................................................................           $ 8,342

Operating expenses:
     Cost of energy sold and delivery fees................................................             3,657
     Operating costs......................................................................             1,465
     Depreciation and amortization........................................................               706
     Selling, general and administrative expenses.........................................               882
     Franchise and revenue-based taxes....................................................               390
     Other income.........................................................................               (49)
     Other deductions.....................................................................               255
     Interest income......................................................................               (16)
     Interest expense and related charges.................................................               586
                                                                                                     -------
           Total costs and expenses.......................................................             7,876
                                                                                                     -------

Income before income taxes, extraordinary loss and cumulative effect of changes in
     accounting principles................................................................               466

Income tax expense........................................................................               127
                                                                                                     -------

Income before extraordinary loss and cumulative effect of changes in accounting
     principles...........................................................................               339

Extraordinary loss, net of tax benefit....................................................              (134)

Cumulative effect of changes in accounting principles, net of tax benefit.................               (58)
                                                                                                     -------

Net income................................................................................               147

Preferred stock dividends.................................................................                 7
                                                                                                     -------

Net income available for common stock.....................................................           $   140
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